Mesa Labs Reports 44% Increase in Second Quarter Net Income

LAKEWOOD, Colo., Nov. 9, 2011 /PRNewswire/ -- Mesa Laboratories, Inc. (NASDAQ: MLAB) today reported a 20 percent increase in revenue and a 44 percent increase in GAAP net income for the fiscal second quarter ended September 30, 2011.

Highlights:

  Quarterly GAAP net income increased 44% year over year to $2,053,000
  Quarterly revenues increased 20% year over year to $9,291,000
  Achieved 13% organic year over year sales growth in the fiscal second quarter
  Quarterly non-GAAP diluted earnings per share increased to $0.66(1)
  Six-month non-GAAP diluted earnings per share increased to $1.23(1)

For the second quarter of fiscal 2012, net sales increased 20 percent to $9,291,000 from $7,754,000 in the same quarter last year. GAAP net income for the quarter increased 44 percent to $2,053,000 or $0.59 per diluted share compared to $1,429,000 or $0.43 per diluted share one year ago.

For the first six months of fiscal 2012, net sales increased 20 percent to $18,178,000 from $15,209,000 in the same period last year. Net income for the first six months increased 36 percent to $3,733,000 or $1.09 per diluted share compared to $2,749,000 or $0.83 per share one year ago.

On a non-GAAP basis, adjusted net income for the second quarter of fiscal 2012 increased 44% percent to $2,292,000 or $0.66 per diluted share of common stock compared to $1,592,000 or $0.48 per diluted share of common stock last year. For the first six months of fiscal 2012, adjusted net income increased 37 percent to $4,210,000 or $1.23 per diluted share of common stock compared to $3,062,000 or $0.92 per diluted share of common stock during the same period last year. See the note below for an explanation of the calculation of adjusted net income and adjusted net income per share.

"I am very pleased with Mesa's financial performance during our second fiscal quarter," said John J. Sullivan, President and Chief Executive Officer. "While we achieved excellent revenue growth of 20%, I am especially pleased that 13% of this was from organic growth of Mesa's existing product lines, while approximately 7% was due to the addition of the Apex BI products. The ability to grow our existing business in these tough economic times is a testament to the hard work and dedication of the whole Mesa team."

"Of course, revenue growth does no good if it doesn't contribute to improved profits, and in this regard, Mesa's results this quarter were outstanding," continued John Sullivan. "With the costs associated with the Apex and Torqo manufacturing relocations behind us, the addition of the high margin Apex products, and the increased sales volumes we experienced this quarter, Mesa's gross margin improved to 62.1%. Our gross margin was over 3.4 percentage points higher than this quarter last year and 1.5 percentage points above the first quarter. More importantly, by controlling our expenses, we were able to achieve an operating income margin of slightly over 35% and net income margin of 22% in the second quarter of fiscal 2012. These profitability measures are significantly above fiscal 2011 levels and are more in line with Mesa's long-term historical performance. Unless we experience a significant slowing in business activity in the months ahead, Mesa's fiscal 2012 is shaping up to be a very good year from a financial standpoint."

During the second quarter and first six month period of fiscal 2012, sales of the Company's instrumentation products and services increased nine percent in both periods compared to the prior year periods. The revenue increase in the second quarter was due primarily to organic growth of the Medical and Torqo products, while the revenue increase in the six month period was due to increased sales of these products, along with higher DataTrace sales.

During both the second quarter and first six month period of fiscal 2012, sales of the Company's Biological Indicator products increased over 30 percent, compared to the same periods last year. The increase in Biological Indicator sales during the quarter and six month period was due to organic growth of 16 percent and 15 percent, respectively, plus the revenue added as a result of the acquisition of the Apex products in December, 2010.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2011 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

(1) The non-GAAP measures of adjusted net income and adjusted earnings per share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended September 30		Six Months Ended September 30
	2011	2010	2011	2010
Net Sales	$9,291,000	$7,754,000	$18,178,000	$15,209,000
Cost of Goods	3,517,000	3,202,000	7,016,000	6,276,000
Gross Profit	5,774,000	4,552,000	11,162,000	8,933,000
Operating Expense	2,488,000	2,229,000	5,183,000	4,396,000
Operating Income	3,286,000	2,323,000	5,979,000	4,537,000
Other Expense & (Income)	50,000	34,000	99,000	46,000
Earnings Before Taxes	3,236,000	2,289,000	5,880,000	4,491,000
Income Taxes	1,183,000	860,000	2,147,000	1,742,000
Net Income	$2,053,000	$1,429,000	$3,733,000	$2,749,000

Earnings Per Share (Basic)	$ .63	$ .44	$ 1.14	$ .85
Earnings Per Share (Diluted)	$ .59	$ .43	$ 1.09	$ .83

Average Shares (Basic)	3,282,000	3,231,000	3,278,000	3,222,000
Average Shares (Diluted)	3,453,000	3,315,000	3,433,000	3,311,000

BALANCE SHEETS
	(Unaudited)
	September 30	March 31
	2011	2011

Cash and Cash Equivalents	$4,952,000	$3,546,000
Other Current Assets	12,496,000	13,716,000
Total Current Assets	17,448,000	17,262,000
Property and Equipment	7,300,000	7,308,000
Other Assets	25,783,000	26,414,000

Total Assets	$50,531,000	$50,984,000

Liabilities	$10,545,000	$14,567,000
Stockholders' Equity	39,986,000	36,417,000

Total Liabilities and Equity	$50,531,000	$50,984,000

NON-GAAP ADJUSTED NET INCOME AND NON-GAAP
DILUTED EPS RECONCILIATIONS
(Unaudited)

	Quarter Ended September 30		Six Months Ended September 30
	2011	2010	2011	2010
Net Income	$2,053,000	$1,429,000	$3,733,000	$2,749,000
Intangibles Amortization, net of tax effect	239,000	163,000	477,000	313,000
Adjusted Net Income	$2,292,000	$1,592,000	$4,210,000	$3,062,000
Fully Diluted Shares Outstanding	3,453,000	3,315,000	3,433,000	3,311,000
Adjusted EPS	$0.66	$0.48	$1.23	$0.92

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects. The tax effect is calculated using the average corporate rate for that period multiplied by the elimination. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates our management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income. To gain a complete picture of all effects on the company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or Steven W. Peterson; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000